AMENDMENT NO. 12

TO

SECOND AMENDED AND RESTATED

MASTER ADMINISTRATIVE SERVICES AGREEMENT

This Amendment dated as of December 18, 2017, amends the Second Amended and Restated Master Administrative Services Agreement (the “Agreement”), dated July 1, 2006, by and between Invesco Advisers, Inc., a Delaware corporation, and AIM Growth Series (Invesco Growth Series), a Delaware statutory trust, is hereby amended as follows:

W I T N E S S E T H:

WHEREAS, the parties desire to amend the Agreement to add Invesco Peak Retirement™ 2065 Fund, Invesco Peak Retirement™ 2060 Fund, Invesco Peak Retirement™ 2055 Fund, Invesco Peak Retirement™ 2050 Fund, Invesco Peak Retirement™ 2045 Fund, Invesco Peak Retirement™ 2040 Fund, Invesco Peak Retirement™ 2035 Fund, Invesco Peak Retirement™ 2030 Fund, Invesco Peak Retirement™ 2025 Fund, Invesco Peak Retirement™ 2020 Fund, Invesco Peak Retirement™ 2015 Fund, Invesco Peak Retirement™ Now;

NOW, THEREFORE, the parties agree that:

1.	Appendix A of the Agreement is hereby deleted in its entirety and replaced with the following:

“APPENDIX A

TO

SECOND AMENDED AND RESTATED

MASTER ADMINISTRATIVE SERVICES AGREEMENT

OF

AIM GROWTH SERIES (INVESCO GROWTH SERIES)

Portfolios	Effective Date of Agreement
Invesco Alternative Strategies Fund	October 14, 2014
Invesco Balanced-Risk Retirement Now Fund	January 31, 2007
Invesco Balanced-Risk Retirement 2020 Fund	January 31, 2007
Invesco Balanced-Risk Retirement 2030 Fund	January 31, 2007
Invesco Balanced-Risk Retirement 2040 Fund	January 31, 2007
Invesco Balanced-Risk Retirement 2050 Fund	January 31, 2007
Invesco Convertible Securities Fund	February 12, 2010
Invesco Global Low Volatility Equity Yield Fund	November 4, 2003
Invesco Growth Allocation Fund	April 30, 2004
Invesco Income Allocation Fund	October 31, 2005
Invesco International Allocation Fund	October 31, 2005
Invesco Mid Cap Core Equity Fund	September 1, 2001
Invesco Moderate Allocation Fund	April 30, 2004
Invesco Multi-Asset Inflation Fund	October 14, 2014
Invesco Conservative Allocation Fund	April 29, 2005
Invesco Small Cap Growth Fund	September 11, 2000
Invesco Peak Retirement™ 2015 Fund	December 18, 2017
Invesco Peak Retirement™ 2020 Fund	December 18, 2017
Invesco Peak Retirement™ 2025 Fund	December 18, 2017
Invesco Peak Retirement™ 2030 Fund	December 18, 2017
Invesco Peak Retirement™ 2035 Fund	December 18, 2017
Invesco Peak Retirement™ 2040 Fund	December 18, 2017

Invesco Peak Retirement™ 2045 Fund	December 18, 2017
Invesco Peak Retirement™ 2050 Fund	December 18, 2017
Invesco Peak Retirement™ 2055 Fund	December 18, 2017
Invesco Peak Retirement™ 2060 Fund	December 18, 2017
Invesco Peak Retirement™ 2065 Fund	December 18, 2017
Invesco Peak Retirement™ Now Fund	December 18, 2017
Invesco Quality Income Fund	February 12, 2010

The Administrator may receive from each Portfolio reimbursement for costs or reasonable compensation for such services as follows:

Rate*	Net Assets
0.023%	First $1.5 billion
0.013%	Next $1.5 billion
0.003%	Over $3 billion

*	Annual minimum fee is $50,000. An additional $5,000 per class of shares is charged for each class other than the initial class. The $5,000 class fee is waived for any of the above Portfolios with insufficient assets to result in the payment of more than the minimum fee of $50,000.”

All other terms and provisions of the Agreement not amended herein shall remain in full force and effect.

INVESCO ADVISERS, INC.

Attest:	/s/ Stephen R. Rimes	By:	/s/ John M. Zerr
	Assistant Secretary		John M. Zerr
Senior Vice President

(SEAL)

AIM GROWTH SERIES
(INVESCO GROWTH SERIES)

Attest:	/s/ Stephen R. Rimes	By:	/s/ John M. Zerr
	Assistant Secretary		John M. Zerr
Senior Vice President

(SEAL)

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